Exhibit 99.1

INOVALON REPORTS SECOND QUARTER 2021 RESULTS

Second Quarter 2021 Highlights
•Q2 revenue of $190.4 million, up 17% YoY and 8% sequentially
•Q2 subscription-based platform revenue of $168.7 million, up 19% YoY and 7% sequentially, equating to 89% of Q2 total revenue
•Q2 net income of $9.6 million, resulting in diluted net income of $0.06 per share
•Q2 Non-GAAP net income of $27.9 million, resulting in Non-GAAP net income of $0.19 per share, up 27% YoY
•Q2 Adjusted EBITDA of $64.1 million, up 13% YoY and 9% sequentially, resulting in adjusted EBITDA margin of 33.7%
•Q2 new sales Annual Contract Value (ACV)1 totaled $60.5 million and platform new sales ACV totaled $43.2 million

Debt & Cash Highlights
•Cash balance as of June 30, 2021 totaling $117.9 million
•Net debt leverage ratio as of June 30, 2021 improved to 3.17x (versus 3.69x on June 30, 2020)

2021 Guidance Highlights
•Raising full-year 2021 revenue guidance, reflecting growth of 14% to 17% YoY, and reiterating profitability guidance
•Providing third quarter 2021 guidance, reflecting revenue growth of 18% to 22% YoY

Please refer to our Second Quarter 2021 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including financial metrics, guidance details, and other information that will be referenced during the Company’s conference call.

BOWIE, Md. – July 28, 2021 – Inovalon (Nasdaq: INOV), a leading provider of cloud-based platforms empowering data-driven healthcare, today announced financial results for the second quarter of 2021, issued guidance for the third quarter of 2021, and raised guidance for revenue growth and reaffirmed profitability guidance for full-year 2021.

“Strength in market demand, sales, implementations, and execution continued to drive top-line growth acceleration during the second quarter, resulting in revenue again exceeding the top end of our original guidance, and our raising revenue growth guidance for the full year 2021,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board. “Additionally positive, the second quarter’s strength was broad based, resulting not only in strong financial performance, but also in deepening customer relationships, increasing contract durations, contract expansions, increasing renewal performance, and significant strength in the Company’s sales opportunity pipelines – all continuing to drive our significant ongoing enthusiasm for 2021 and beyond.”

Second Quarter 2021 Financial Results

•Revenue for the second quarter of 2021 was $190.4 million, a year-over-year increase of 17% compared with $162.2 million for the second quarter of 2020.
•Subscription-based platform revenue for the second quarter of 2021 was $168.7 million, or 89% of second quarter 2021 total revenue and a year-over-year increase of 19%, compared with $142.1 million for the second quarter of 2020, or 88% of second quarter 2020 total revenue.
•Cost of revenue for the second quarter of 2021 was $51.7 million, or 27.1% of revenue, compared with $36.8 million, or 22.7% of revenue, for the second quarter of 2020.
•Net income for the second quarter of 2021 was $9.6 million, resulting in diluted net income of $0.06 per share, compared with net income of $2.0 million and diluted net income of $0.01 per share, respectively, for the second quarter of 2020.

•Adjusted EBITDA for the second quarter of 2021 was $64.1 million, up 13% year-over-year, compared with $56.6 million for the second quarter of 2020. Adjusted EBITDA margin for the second quarter of 2021 was 33.7%.
•Non-GAAP net income for the second quarter of 2021 was $27.9 million, up 27% year-over-year, resulting in Non-GAAP diluted net income of $0.19 per share, compared with $22.0 million and $0.15 per share, respectively, for the second quarter of 2020.
•Net cash provided by operating activities for the second quarter of 2021 was $25.1 million, compared with $49.0 million for the second quarter of 2020. Free cash flow2 for the second quarter 2021 was $3.0 million, compared with a free cash flow of $30.0 million for the second quarter of 2020.

“Inovalon’s revenue performance that was well above the high end of our guidance range in the quarter and our increased full year revenue outlook highlights the Company’s unique position to drive accelerating revenue growth while continuing to reinvest the resulting SaaS industry leading profitability back into the business,” said Jonathan R. Boldt, chief financial officer of Inovalon. “As planned for 2021, and as is yielding significantly positive results, we continue to strategically invest in our sales and marketing organization, SaaS delivery services, and cloud innovation engine to drive continued and sustainable revenue acceleration in 2021 and beyond.”

Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and free cash flow are Non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Net cash provided by operating activities is the GAAP financial measure most directly comparable to free cash flow. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income and reconciliations of net cash provided by operating activities to free cash flow, identifying the differences between net income and net cash provided by operating activities and each of these Non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Key Highlights

•Continued Strong Sales, Accelerating Revenue Growth, and Record Sales Pipeline: Inovalon’s sales success continued to fuel accelerating revenue growth and an expanding leadership position in cloud-based data-driven healthcare through new and existing customer adoption of the Inovalon ONE® Platform. Multiple previously reported large-scale platform sales converting into compounding subscription-based platform revenue continued to come online at an accelerating pace in the second quarter of 2021 driving strong sequential quarterly growth. Second quarter total revenue and subscription revenue increased 17% and 19% year-over-year, compared with 3% and 13% for the same period last year, and 15% sequentially, respectively. New sales Annual Contract Value (ACV) of $60.5 million and Platform new sales ACV (excluding services) totaled $43.2 million. Both ACV metrics compare to record levels in the same period last year. Strong sales performance in the quarter reflected hundreds of engagements, including both substantive expansion of existing relationships as well as record additions to the Company’s new logo list. Despite the significant number of new sales closed over recent quarters, Inovalon’s sales opportunity pipeline continued to be at record levels across all business units in the second quarter.

•Rising Customer Retention, Renewal Rates and Contract Durations: Inovalon’s investments and focus on its Total Customer Experience (TCE) initiative in combination with the increasing value impact of the Inovalon ONE® Platform solutions continued to yield strong benefit during the second quarter. During the period, Inovalon continued to see strong increases in contract renewal and retention rates, extended contract durations, and contract expansions. In addition to continuing to realize new substantive contracts of considerable durations (e.g., five years), Inovalon is also realizing the extension of contracts well in advance of their expiration, as exemplified by the extension and expansion of Inovalon’s existing relationships with Walmart, one of the world’s leading retailers, which expanded and extended its relationship with Inovalon into 2028 as announced on June 24, 2021.

•Expanding Platform Innovation Leadership with Expanding Data Connectivity, Assets, Access, and Real-Time Enablement: During the second quarter, Inovalon continued the expansion of its healthcare ecosystem connectivity, adding additional EHRs to Inovalon’s real-time data access and interoperability platform, increasing the total number of addressable providers to more than approximately 800,000 across use cases of accessing and applying data for healthcare research, analyses, operations and treatment. Concurrently, Inovalon’s proprietary primary-source, longitudinally matched dataset, the MORE2 Registry®, climbed to more than 63 billion medical events across more than 338 million unique patients. The combination of these resources and capabilities, reflected within a system design and technology architecture that allows for the real-time data access, linked and longitudinally matched combination, and analysis of these otherwise disparate data resources (both access to the billions of medical events with the MORE2 Registry® and the real-time access of deep clinical data within tens of thousands of clinical facilities and system end-points) was awarded a key patent on May 18, 2021 (U.S. Patent No. 11,011,256, for the “Systems and Method for

Providing an On-Demand Real-Time Patient-Specific Data Analysis Computing Platform”) as announced on May 25, 2021. This offering, referred to as Inovalon’s DataStream® API, is being recognized as highly unique within the marketplace and is showing strong reception across many use case applications as the marketplace increasingly appreciates the value of Data-as-a-Service and its single-source real-time FIHR-enabled API flexible availability.

Other Financial Data and Key Metrics

The following constitute other financial data and key metrics that are presented quarterly.

•Growth of Datasets: At June 30, 2021, the MORE2 Registry® real-world dataset contained more than 338 million unique patient counts and more than 63 billion medical event counts, increases of 6% and 14%, respectively, compared with June 30, 2020.

•Investment in Innovation: For the quarter ended June 30, 2021, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering data-driven healthcare was $25.5 million, or 13% of revenue, an increase of $5.6 million, or 28%, compared to the prior year period.

•Analytical Process Count Growth: Inovalon’s trailing twelve-month Patient Analytics Months (“PAM”) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to 74 billion as of June 30, 2021, an increase of 3%, compared with June 30, 2020.

Please see the Company’s filings with the Securities and Exchange Commission (“SEC”) for further detail regarding the preceding other financial data and key metrics.

Shares Outstanding

As of July 16, 2021, the Company had 156.3 million shares of stock outstanding (comprised of 78.3 million shares of Class A common stock and 78.1 million shares of Class B common stock).

2021 Financial Guidance

In the setting of continued strong sales execution, multiple substantive implementations coming online as scheduled, an expanding subscription base, continued strong sales pipeline, solid contract renewals, and strong operating efficiencies, Inovalon is again raising its revenue guidance and reiterating the following profitability guidance for 2021 as outlined within the table below, indicating 14% to 17% year-over-year organic revenue growth and 15% to 19% year-over-year organic Adjusted EBITDA growth.

Financial Metric	Previous 2021 Guidance Provided April 28, 2021	Updated 2021 Guidance Provided July 28, 2021	Change from Full Year 2020
Revenue	$745 million to $772 million	$760 million to $778 million	14% to 17%
Net income	$43 million to $47 million	$42 million to $46 million	86% to 104%
Non-GAAP net income	$110 million to $113 million	$110 million to $113 million	19% to 22%
Adjusted EBITDA	$265 million to $275 million	$265 million to $275 million	15% to 19%
Net cash provided by operating activities	$180 million to $195 million	$180 million to $195 million	23% to 33%
Capital expenditures	$59 million to $65 million	$64 million to $70 million	—
Diluted net income per share	$0.28 to $0.31	$0.28 to $0.30	87% to 100%
Non-GAAP diluted net income per share	$0.73 to $0.75	$0.73 to $0.75	18% to 21%

The Company is also providing third quarter 2021 guidance below, indicating 18% to 22% year-over-year organic revenue growth.

Financial Metric	Third Quarter 2021 Guidance Provided July 28, 2021	Change from Third Quarter 2020
Revenue	$191 million to $197 million	18% to 22%
Net income	$10 million to $12 million	1,150% to 1,400%
Non-GAAP net income	$28 million to $30 million	18% to 27%
Adjusted EBITDA	$66 million to $71 million	12% to 21%
Diluted net income per share	$0.07 to $0.08	600% to 700%
Non-GAAP diluted net income per share	$0.19 to $0.20	19% to 25%

Additional assumptions made within the Company’s 2021 guidance are as follows:
•While changes in the stock price could change the fully diluted share count, under the treasury stock method, 2021 guidance assumes 151 million weighted average diluted shares.
•2021 guidance assumes an effective tax rate of approximately 28% for the full year.

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these Non-GAAP financial measures and the most directly comparable GAAP financial measure, are included in this press release after the consolidated financial statements.

Conference Call

Inovalon will host a conference call to discuss its second quarter 2021 results at 5:00 p.m. Eastern Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 4583925; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

Please refer to our Second Quarter 2021 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including financial metrics, guidance details, and other information that will be referenced during the Company’s conference call.

About the Inovalon ONE® Platform

The Inovalon ONE® Platform is an integrated cloud-based platform of nearly 100 individual proprietary technology toolsets and deep data assets able to be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. Each proprietary technology toolset, referred to as a Module, is informed by the data of billions of medical events within Inovalon’s proprietary datasets. Combinations of Modules are configured to empower highly differentiated solutions for client needs quickly and in a highly scalable fashion. The flexibility of the modular design of the Platform enables customers to integrate the capabilities of the Platform with their own internal capabilities or other third-party solutions. The Platform brings to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale, aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real time, and drive meaningful impact wherever it is analytically identified best to intervene and intuitively visualize data and information to inform business strategy and execution.

About Inovalon

Inovalon is a leading provider of cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its Platform, unparalleled proprietary datasets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of customers, including all 25 of the top 25 U.S. health plans, all 25 of the top 25 global pharma companies, 24 of the top 25 U.S. healthcare provider systems, and many of the leading pharmacy organizations, device manufacturers, and other healthcare industry constituents, Inovalon’s technology platforms and analytics are informed by data pertaining to more than one million physicians, 584,000 clinical facilities, 338 million Americans, and 63 billion medical events. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “intend,” “expect,” “project,” “look forward,” “promise,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, expectations about future business plans, prospective performance and opportunities, strategies and business plans, expectations regarding future results, expectations regarding the size of our datasets, expectations regarding implementation timeframes, our ability to meet financial guidance for the third quarter and full year 2021, expectations regarding future contract wins, our ability to pay down outstanding indebtedness, expectations regarding interest payments, expectations regarding tax rates, expectations regarding and/or estimates of ACV and TCV, statements and expectations with respect to visibility, revenue retention and recurring revenue, including ACV and TCV, and the impact of the COVID-19 pandemic on our business and operations. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the effects and potential effects of the COVID-19 pandemic on our business, cash flow, liquidity and results of operations due to, among other things, effects on the economy generally and on our customers, including the possible effects of significant rising unemployment, the inability of consumers to timely pay our customers and the resulting potential inability of our customers to pay the fees under our contracts on time or in full; the delay in the contracting for services by our customers as a result of the COVID-19 pandemic; potential other delays in the sales cycle for new customers and products; and other unforeseen impacts on our customers and potential customers and on our employees that could have a negative impact on us; the Company’s ability to continue and manage growth, ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing customers; the effect of the concentration of revenue among top customers; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including the Inovalon ONE® Platform, ScriptMed® Cloud, Clinical Data Extraction as a Service (CDEaaS™), Natural Language Processing as a Service (NLPaaS™), Elastic Container Technology (ECT™), Inovalon DataStream® API, Consumer Health Gateway™, Healthcare Data Lake, and the Telehealth configuration of the Inovalon ONE® Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the effects of changes in tax laws in the jurisdictions in which we operate; the ability to protect the privacy of customer’s data and prevent security breaches; the effect of competition on the business; the timing, size and effect of business realignment and restructuring charges; the efficacy of the Company’s platforms and toolsets; and the impact of the COVID-19 pandemic on our business and operations.

Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 17, 2021, included under Part I, Item 1A, “Risk Factors,” and in subsequent filings with the SEC. The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

1 Annualized Contract Value (ACV) is defined as a metric reflecting the sum of the first 12 months of revenue expected from contracts signed during a specific period (such as a quarter or year). New sales ACV refers to the sum of the first 12 months of revenue expected from new sales contracts signed during a specific period (such as a quarter or year).

2 Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software.

Inovalon Holdings, Inc.
Consolidated Statements of Operations

(In thousands, except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$190,439	$162,215	$367,615	$316,402
Expenses:
Cost of revenue(1)	51,665	36,761	96,062	77,804
Sales and marketing(1)	21,734	15,073	41,208	30,232
Research and development(1)	9,349	8,835	17,868	15,939
General and administrative(1)	53,543	55,229	106,568	109,112
Depreciation and amortization	29,910	30,632	58,341	58,566
Total operating expenses	166,201	146,530	320,047	291,653
Income from operations	24,238	15,685	47,568	24,749
Other income and (expenses):
Interest income	51	96	97	386
Interest expense	(12,864)	(14,260)	(25,992)	(28,820)
Other expense, net	(38)	(148)	(40)	(170)
Income (Loss) before taxes	11,387	1,373	21,633	(3,855)
Provision for (Benefit from) income taxes	1,807	(652)	2,897	(4,197)
Net income	$9,580	$2,025	$18,736	$342
Net income attributable to common stockholders, basic and diluted	$9,333	$1,964	$18,242	$331
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.06	$0.01	$0.12	$—
Diluted net income per share	$0.06	$0.01	$0.12	$—
Weighted average shares of common stock outstanding:
Basic	150,690	149,517	150,498	149,350
Diluted	150,765	149,685	150,658	149,521
_______________________________________________________

(1)	Includes stock-based compensation expense as follows:
	Cost of revenue	$264	$153	$485	$318
	Sales and marketing	1,136	752	2,074	1,372
	Research and development	363	269	683	722
	General and administrative	6,519	6,691	10,703	12,709
	Total stock-based compensation expense	$8,282	$7,865	$13,945	$15,121

Inovalon Holdings, Inc.
Selected Consolidated Balance Sheet Information

(In thousands)	June 30, 2021	December 31, 2020
Total assets	$1,975,603	$1,971,398
Total liabilities	1,230,094	1,262,684
Total stockholders’ equity	745,509	708,714

Inovalon Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$57,524	$63,131
Net cash used in investing activities	(49,749)	(46,283)
Net cash used in financing activities	(13,740)	(14,331)
(Decrease) Increase in cash and cash equivalents	(5,965)	2,517
Cash and cash equivalents, beginning of period	123,880	93,094
Cash and cash equivalents, end of period	$117,915	$95,611
Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income or loss calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

(In thousands, except percentages)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$9,580	$2,025	$18,736	$342
Depreciation and amortization	29,910	30,632	58,341	58,566
Interest income	(51)	(96)	(97)	(386)
Interest expense	12,864	14,260	25,992	28,820
Other expense, net	38	148	40	170
Provision for (Benefit from) income taxes	1,807	(652)	2,897	(4,197)
EBITDA	54,148	46,317	105,909	83,315
Stock-based compensation	8,282	7,865	13,945	15,121
Acquisition costs:
Integration costs	—	190	—	640
Contingent consideration accretion	—	(134)	—	(32)
Compensatory contingent consideration	—	28	—	35
Other non-comparable items(1)	1,654	2,371	2,790	5,045
Adjusted EBITDA	$64,084	$56,637	$122,644	$104,124
Adjusted EBITDA margin	33.7%	34.9%	33.4%	32.9%
_______________________________________________________
(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, legal expenses beyond those in the normal course of business, and tax on equity exercises. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Non-GAAP net income
Inovalon defines Non-GAAP net income as net income or loss calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, restructuring expense, amortization of acquired intangible assets, amortization of debt issuance costs and debt discount, and other non-comparable items. The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding. A reconciliation of net income to Non-GAAP net income follows:

(In thousands, except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$9,580	$2,025	$18,736	$342
Stock-based compensation	8,282	7,865	13,945	15,121
Acquisition costs:
Integration costs	—	190	—	640
Contingent consideration accretion	—	(134)	—	(32)
Compensatory contingent consideration	—	28	—	35
Amortization of acquired and purchased intangible assets	13,619	14,846	27,031	27,800
Amortization of debt issuance costs and debt discount	1,228	1,187	2,445	2,338
Other non-comparable items(1)	1,654	2,371	2,790	5,045
Tax impact of add-back items	(6,498)	(6,405)	(12,091)	(13,144)
Non-GAAP net income	$27,865	$21,973	$52,856	$38,145

GAAP basic net income per share	$0.06	$0.01	$0.12	$—
GAAP diluted net income per share	$0.06	$0.01	$0.12	$—
Non-GAAP basic net income per share	$0.19	$0.15	$0.35	$0.26
Non-GAAP diluted net income per share	$0.19	$0.15	$0.35	$0.26
Weighted average shares of common stock outstanding:
Basic	150,690	149,517	150,498	149,350
Diluted	150,765	149,685	150,658	149,521
_______________________________________________________
(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, legal expenses beyond those in the normal course of business, and tax on equity exercises. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.
Inovalon Holdings, Inc.
Free Cash Flow
Inovalon defines free cash flow as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software. A reconciliation of net cash provided by operating activities to free cash flow follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$25,088	$49,032	$57,524	$63,131
Less: Purchases of property and equipment	(3,831)	(7,254)	(8,279)	(12,787)
Less: Investment in capitalized software	(18,228)	(11,737)	(32,216)	(22,677)
Free cash flow	$3,029	$30,041	$17,029	$27,667

Inovalon Holdings, Inc.
Key Metrics
The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	June 30,
(In thousands)	2021	2020
MORE[2] Registry® dataset metrics
Unique patient count(1)	338,642	319,489
Medical event count(2)	63,771,522	55,909,357
Trailing twelve-month Patient Analytics Months (PAM)(3)	74,240,889	72,342,794
_______________________________________________________
(1)    Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.
(2)    Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).
(3)    Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by customers under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed within the Company’s platform solutions to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
The Company’s business model is based upon the ability to deliver value to customers through the combination of advanced, cloud-based data analytics and data-driven intervention toolsets focused on the achievement of meaningful and measurable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions toolset capabilities are deployed as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	2021	2020
Investment in Innovation:
Research and development(1)	$9,349	$8,835	$17,868	$15,939
Capitalized software development(2)	15,964	11,070	32,284	21,502
Research and development infrastructure investments(3)	144	—	245	—
Total investment in innovation	$25,457	$19,905	$50,397	$37,441
As a percentage of revenue
Research and development(1)	5%	5%	5%	5%
Capitalized software development(2)	8%	7%	9%	7%
Research and development infrastructure investments(3)	—%	—%	—%	—%
Total investment in innovation	13%	12%	14%	12%
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(1)    Research and development primarily includes employee costs related to the development and enhancement of our service offerings.
(2)    Capitalized software development includes capitalized costs incurred to develop and enhance functionality for our platform solutions.
(3)    Research and development infrastructure investments include strategic capital expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA

	Guidance Range
	Three Months Ending September 30, 2021		Year Ending December 31, 2021
(In millions)	Low	High	Low	High
Net income	$10	$12	$42	$46
Depreciation and amortization	29	30	117	118
Interest expense	13	14	53	54
Interest income	—	—	(1)	(1)
Provision for income taxes(1)	4	5	18	21
EBITDA	56	61	229	238
Stock-based compensation	9	9	32	32
Other non-comparable items(2)	1	1	4	5
Adjusted EBITDA	$66	$71	$265	$275
Adjusted EBITDA margin	34.6%	36.0%	34.9%	35.3%
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(1)    A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.
(2)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.
Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income

	Guidance Range
	Three Months Ending September 30, 2021		Year Ending December 31, 2021
(In millions, except per-share amounts)	Low	High	Low	High
Net income	$10	$12	$42	$46
Stock-based compensation	9	9	32	32
Amortization of acquired and purchased intangible assets	14	14	54	54
Amortization of debt issuance costs and debt discount	1	1	5	5
Other non-comparable items(1)	1	1	4	5
Tax impact of add-back items(2)	(7)	(7)	(27)	(29)
Non-GAAP net income	$28	$30	$110	$113

GAAP diluted net income per share	$0.07	$0.08	$0.28	$0.30
Non-GAAP diluted net income per share	$0.19	$0.20	$0.73	$0.75
Weighted average shares of common stock outstanding - diluted	151	151	151	151
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(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.
(2)    A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.
Non-GAAP Financial Measures
Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results and free cash flow as a liquidity measure to evaluate the Company’s ability to generate cash to support its ongoing business to service and repay debt, and to invest in its business. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and are an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, other expense, net, interest income, interest expense, provision for income taxes, stock-based compensation, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income and Non-GAAP net income per share

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, amortization of acquired and purchased intangible assets, amortization of debt issuance costs and debt discount, tax on equity exercises, and other non-comparable items.

The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Free cash flow

The Company defines free cash flow as net cash provided by operating activities calculated in accordance with GAAP less purchases of property and equipment and less investments in capitalized software. The Company uses free cash flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to service and repay debt, and to invest in its businesses. However, use of free cash flow has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s liquidity as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate free cash flow or similarly titled measures differently, which may reduce their usefulness as comparative measures.
Contacts:
Inovalon
Kim E. Collins, Senior Vice President, Corporate Communications
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Hulus Alpay, Vice President, Investor Relations
Phone: 301-809-4000 x1237
halpay@inovalon.com